Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2019 Results

Second Quarter Key Metrics From Continuing Operations

•	Total revenue increased 2% to $2.6 billion, with organic revenue growth of 6%

•	Operating margin increased from (0.6)% to 15.8%, and operating margin, adjusted for certain items, increased 240 basis points to 24.4%

•	EPS increased from $0.19 to $1.14, and EPS, adjusted for certain items, increased 9% to $1.87

•	For the first six months of 2019, cash flow from operations decreased 13% to $361 million, and free cash flow decreased 16% to $255 million

Second Quarter Highlights

•	Repurchased 5.8 million Class A Ordinary Shares for approximately $1.05 billion

•	Announced a 10% increase to the quarterly cash dividend

•
Aon’s New Ventures Group announced the launch of its global Public Sector Partnership, which is accountable for taking an Aon United approach across solution lines and geographies to consistently bring the best of Aon to governments and leading social sector institutions as clients

LONDON - July 26, 2019 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2019.

Net income from continuing operations attributable to Aon shareholders was $277 million, or $1.14 per share, compared to $47 million, or $0.19 per share, in the prior year period. Net income per share from continuing operations attributable to Aon shareholders, adjusted for certain items, increased 9% to $1.87, including an unfavorable impact of $0.05 per share if the company were to translate prior year period results at current period foreign exchange rates (“foreign currency translation”), compared to $1.71 in the prior year period. Certain items that impacted second quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

“Our second quarter results reflect continued progress and momentum from our Aon United initiatives, highlighted by strong organic revenue growth of 6% for the fourth consecutive quarter and substantial operating margin improvement of 240 basis points,” said Greg Case, Chief Executive Officer. “The steps we are taking to lead Aon United in response to increasing client demand combined with significant investment in content and capability, is not only amplifying our ability to serve clients, but also our ability to deliver improved operational and financial performance that we believe will unlock significant shareholder value creation over the long-term.”

SECOND QUARTER 2019 FINANCIAL SUMMARY
The second quarter 2019 financial results discussed herein represent performance from continuing operations unless otherwise noted.

Total revenue in the second quarter increased 2% to $2.6 billion compared to the prior year period driven by 6% organic revenue growth, partially offset by a 3% unfavorable impact from foreign currency translation and a 1% unfavorable impact from divestitures, net of acquisitions.

Total operating expenses in the second quarter decreased 15% to $2.2 billion compared to the prior year period due primarily to a $176 million decrease from a non-cash impairment charge related to certain assets and liabilities that were classified as held for sale in the prior year period, a $103 million decrease in expense related to legacy litigation, a $74 million favorable impact from foreign currency translation, a $68 million decrease in restructuring charges, $38 million of incremental savings related to restructuring and other operational improvement initiatives, and a $21 million decrease in expenses related to divestitures, net of acquisitions, partially offset by an increase in expense associated with 6% organic revenue growth.

Restructuring expenses were $127 million in the second quarter, primarily driven by workforce reductions and other costs associated with restructuring and separation initiatives. Upon evaluating progress of the restructuring program and identifying additional opportunities in its final year, the Company has increased its total estimated costs of the program by $100 million from $1,425 million to $1,525 million. This includes an increase of $125 million of estimated restructuring charges, partially offset by a $25 million decrease in estimated capital expenditures. Restructuring charges are now expected to be $1,350 million, including $1,250 million of cash charges and $100 million of non-cash charges. All charges associated with the program will be completed by the fourth quarter of 2019. To date, the Company has incurred $1,200 million, or 89%, of the total estimated restructuring charges and $927 million, or 74% of the total estimated cash spend. In addition to the $1,350 million of total restructuring charges, the Company estimates $175 million of incremental capital expenditures associated with the three-year program, of which $116 million, or 66%, has been incurred to date. An analysis of restructuring and related costs by type is detailed on page 15 of this press release.

Restructuring savings in the second quarter related to restructuring and other operational improvement initiatives are estimated at $122 million, before any potential reinvestment, an increase of $38 million compared to the prior year period. Before any potential reinvestment of savings, restructuring and other operational improvement initiatives are now expected to deliver run-rate savings of $510 million annually in 2019 and run-rate savings of $535 million annually in 2020, a total increase of $35 million of estimated savings. To date, the Company has achieved $443 million, or 87%, of the total estimated annualized savings expected in 2019, before any potential reinvestment.

Foreign currency exchange rates in the second quarter had an $8 million, or $0.03 per share, unfavorable impact on U.S. GAAP net income, and a $12 million, or $0.05 per share, unfavorable impact on adjusted net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates. If currency were to remain stable at today’s rates, we would expect an unfavorable impact of approximately $0.02 per share, or approximately $6 million of operating income, in each of the third and fourth quarters of 2019.

Effective tax rate used in our U.S. GAAP financial statements in the second quarter was 16.3%, compared to 165.5% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the second quarter of 2019 increased to 18.0% compared to 14.7% in the prior year quarter. The adjusted effective tax rate in the prior year period included a more significant net favorable impact from certain discrete items. Certain items that impacted second quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

Weighted average diluted shares outstanding decreased to 242.8 million in the second quarter compared to 247.4 million in the prior year period. The Company repurchased 5.8 million Class A Ordinary Shares for approximately $1.05 billion in the quarter. As of June 30, 2019, the Company had $2.8 billion of remaining authorization under its share repurchase program.

Year to Date 2019 CASH FLOW SUMMARY
Cash flow from operations for the first six months of 2019 decreased 13%, or $52 million, to $361 million compared to the prior year period. Approximately $85 million of net cash payments in the first quarter related to legacy litigation were partially offset by strong operational improvement and a $26 million decrease in restructuring cash outlays.

Free cash flow, defined as cash flow from operations less capital expenditures, decreased 16%, or $47 million, to $255 million for the first six months of 2019 compared to the prior year period, reflecting a decrease in cash flow from operations, partially offset by a $5 million decrease in capital expenditures.

SECOND QUARTER 2019 REVENUE REVIEW
The second quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 9 of this press release.

	Three Months Ended
(millions)	Jun 30, 2019	Jun 30, 2018	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,167	$1,166	—%	(3)%	—%	(3)%	6%
Reinsurance Solutions	420	380	11	(2)	1	—	12
Retirement Solutions	419	431	(3)	(3)	—	(1)	1
Health Solutions	317	309	3	(5)	—	2	6
Data & Analytic Services	286	277	3	(4)	—	3	4
Elimination	(3)	(2)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,606	$2,561	2%	(3)%	—%	(1)%	6%

Total revenue increased $45 million, or 2%, to $2,606 million, compared to the prior year period, including organic revenue growth of 6%, primarily driven by strong new business generation and retention globally across our portfolio. Organic revenue growth of 6% reflects the fourth consecutive quarter of 6% organic growth, driven by consistent improvement in both portfolio mix and return on investment in high-growth areas of client demand.

Commercial Risk Solutions organic revenue growth increased 6% compared to the prior year period driven by solid growth globally, with particular strength in the U.S., EMEA and the Pacific, driven by strong new business generation and management of the renewal book portfolio.

Reinsurance Solutions organic revenue growth increased 12% compared to the prior year period driven by strong net new business generation globally in treaty, as well as strong growth globally in facultative placements and capital markets transactions. In addition, market impact was modestly positive on results in the second quarter.

Retirement Solutions organic revenue growth increased 1% compared to the prior year period driven by solid growth in delegated investment management and in our rewards and assessment businesses within the Human Capital practice. Results were partially offset by an unfavorable impact from certain businesses that were divested within the quarter, as well as the timing of certain revenue in the actuarial business and from performance fees in the delegated investment management business.

Health Solutions organic revenue growth increased 6% compared to the prior year period driven by solid growth globally in health and benefits brokerage, highlighted by particular strength internationally in Asia and continental Europe, as well as growth in the active healthcare exchange business for off-cycle enrollments.

Data & Analytic Services organic revenue growth increased 4% compared to the prior year period driven by growth globally across our Affinity business, with particular strength across both business and consumer solutions in the U.S.

 SECOND QUARTER 2019 EXPENSE REVIEW

	Three Months Ended
(millions)	Jun 30, 2019	Jun 30, 2018	$ Change	% Change
Expenses
Compensation and benefits	$1,501	$1,494	$7	—%
Information technology	126	123	3	2
Premises	85	96	(11)	(11)
Depreciation of fixed assets	40	47	(7)	(15)
Amortization and impairment of intangible assets	97	282	(185)	(66)
Other general expenses	344	535	(191)	(36)
Total operating expenses	$2,193	$2,577	$(384)	(15)%

Compensation and benefits expense increased $7 million compared to the prior year period due primarily to a $45 million increase in restructuring charges and an increase in expense associated with 6% organic revenue growth, partially offset by a $53 million favorable impact from foreign currency translation, $19 million of incremental savings related to restructuring and other operational improvement initiatives and an $11 million decrease in expenses related to divestitures, net of acquisitions.

Information technology expense increased $3 million, or 2%, compared to the prior year period due primarily to an increase in investments supporting growth initiatives and an increase in expense associated with 6% organic revenue growth, partially offset by a $4 million decrease in restructuring charges.

Premises expense decreased $11 million, or 11%, compared to the prior year period due primarily to a $6 million decrease in restructuring charges, $5 million of incremental savings related to restructuring and other operational improvement initiatives and a $4 million favorable impact from foreign currency translation.

Depreciation of fixed assets decreased $7 million, or 15%, compared to the prior year period due primarily to a $6 million decrease in restructuring charges.

Amortization and impairment of intangible assets decreased $185 million, or 66%, compared to the prior year period. The prior year period included a $176 million non-cash impairment charge related to certain assets and liabilities that were classified as held for sale.

Other general expenses decreased $191 million, or 36%, compared to the prior year period due primarily to a $103 million decrease in expense related to legacy litigation, a $97 million decrease in restructuring charges, $19 million of incremental savings related to restructuring and other operational improvement initiatives, and an $11 million favorable impact related to foreign currency translation, partially offset by an increase in expense associated with 6% organic revenue growth.

SECOND QUARTER 2019 INCOME SUMMARY
The second quarter 2019 financial results discussed herein represent performance from continuing operations unless otherwise noted. In addition, certain noteworthy items impacted adjusted operating income and adjusted operating margins in the second quarters of 2019 and 2018, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended
(millions)	Jun 30, 2019	Jun 30, 2018	% Change
Revenue	$2,606	$2,561	2%
Expenses	2,193	2,577	(15)
Operating income (loss)	$413	$(16)	2,681%
Operating margin	15.8%	(0.6)%
Operating income - as adjusted	$637	$564	13%
Operating margin - as adjusted	24.4%	22.0%

Operating income (loss) increased from $(16) million to $413 million, compared to the prior year period. Adjusting for certain items detailed on page 10 of this press release, operating income increased $73 million, or 13%, and operating margin increased +240 basis points to 24.4%, each compared to the prior year period. Adjusted operating income and margin primarily includes a favorable impact from strong organic revenue growth of 6% and incremental savings from restructuring and other operational improvements of $38 million, or +150 basis points, partially offset by an unfavorable impact from foreign currency translation of $14 million. Operating income growth and operating margin expansion compared to the prior year period also reflect the absorption of near-term reinvestment of restructuring savings in client-facing colleagues and capabilities to support long-term Aon United growth initiatives.

Interest income was flat at $1 million. Interest expense increased $8 million to $77 million compared to the prior year period reflecting higher outstanding debt. The Company expects approximately $81 million of interest expense per quarter going forward, reflecting both the issuance of $750 million of term debt on May 2, 2019 and higher average debt balances compared to the second quarter. Other pension income decreased $4 million to $5 million. Other income of $1 million primarily reflects net gains due to the favorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies and gains on the sale of a certain business, partially offset by losses primarily related to certain company-owned life insurance plans.

DISCONTINUED OPERATIONS
Net income from discontinued operations was $0 million compared to $1 million in the prior year period.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, July 26, 2019 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements: general economic and political conditions in different countries in which Aon does business around the world, including the U.K.’s expected withdrawal from the European Union; changes in the competitive environment; fluctuations in exchange and interest rates that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility or increasing borrowing costs; rating agency actions that could affect Aon's ability to borrow funds; volatility in our tax rate due to a variety of different factors, including U.S. tax reform; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect of natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that perform aspects of our business operations and client services;  the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to continue, and the costs and the costs and risks associated with, growing, developing and integrating companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; risks and uncertainties in connection with the sale of our divested business; and our ability to realize the expected benefits from our restructuring plan.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports. Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue growth, free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, restructuring, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this press release are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flow from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Investor Relations	Will Dunn
312-381-3310	212-441-1819
investor.relations@aon.com	will.dunn@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
(millions, except per share data)	Jun 30, 2019	Jun 30, 2018	% Change	Jun 30, 2019	Jun 30, 2018	% Change
Revenue
Total revenue	$2,606	$2,561	2%	$5,749	$5,651	2%
Expenses
Compensation and benefits	1,501	1,494	—%	3,085	3,110	(1)%
Information technology	126	123	2%	243	238	2%
Premises	85	96	(11)%	172	189	(9)%
Depreciation of fixed assets	40	47	(15)%	80	86	(7)%
Amortization and impairment of intangible assets	97	282	(66)%	194	392	(51)%
Other general expenses	344	535	(36)%	690	853	(19)%
Total operating expenses	2,193	2,577	(15)%	4,464	4,868	(8)%
Operating income (loss)	413	(16)	2,681%	1,285	783	64%
Interest income	1	1	—%	3	5	(40)%
Interest expense	(77)	(69)	12%	(149)	(139)	7%
Other income (expense)	6	(3)	300%	6	(18)	133%
Income (loss) from continuing operations before income taxes	343	(87)	494%	1,145	631	81%
Income tax expense (benefit) (1)	56	(144)	139%	182	(30)	707%
Net income from continuing operations	287	57	404%	963	661	46%
Net income from discontinued operations	—	1	(100)%	—	7	(100)%
Net income	287	58	395%	963	668	44%
Less: Net income attributable to noncontrolling interests	10	10	—%	27	26	4%
Net income attributable to Aon shareholders	$277	$48	477%	$936	$642	46%

Basic net income per share attributable to Aon shareholders
Continuing operations	$1.15	$0.19	505%	$3.88	$2.57	51%
Discontinued operations	—	0.01	(100)%	—	0.03	(100)%
Net income	$1.15	$0.20	475%	$3.88	$2.60	49%
Diluted net income per share attributable to Aon shareholders
Continuing operations	$1.14	$0.19	500%	$3.85	$2.55	51%
Discontinued operations	—	—	—%	—	0.03	(100)%
Net income	$1.14	$0.19	500%	$3.85	$2.58	49%
Weighted average ordinary shares outstanding - basic	240.6	246.0	(2)%	241.4	247.2	(2)%
Weighted average ordinary shares outstanding - diluted	242.8	247.4	(2)%	243.2	248.8	(2)%

(1)	The effective tax rate was 16.3% and 165.5% for the three months ended June 30, 2019 and 2018, respectively, and 15.9% and (4.8)% for the six months ended June 30, 2019 and 2018, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Jun 30, 2019	Jun 30, 2018	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,167	$1,166	—%	(3)%	—%	(3)%	6%
Reinsurance Solutions	420	380	11	(2)	1	—	12
Retirement Solutions	419	431	(3)	(3)	—	(1)	1
Health Solutions	317	309	3	(5)	—	2	6
Data & Analytic Services	286	277	3	(4)	—	3	4
Elimination	(3)	(2)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,606	$2,561	2%	(3)%	—%	(1)%	6%

	Six Months Ended
(millions)	Jun 30, 2019	Jun 30, 2018	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$2,285	$2,350	(3)%	(4)%	—%	(5)%	6%
Reinsurance Solutions	1,208	1,122	8	(2)	1	(1)	10
Retirement Solutions	839	855	(2)	(3)	—	—	1
Health Solutions	803	760	6	(5)	—	6	5
Data & Analytic Services	622	571	9	(4)	—	9	4
Elimination	(8)	(7)	N/A	N/A	N/A	N/A	N/A
Total revenue	$5,749	$5,651	2%	(4)%	—%	—%	6%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)
Fiduciary investment income for the three months ended June 30, 2019 and 2018 was $18 million and $12 million, respectively. Fiduciary investment income for the six months ended June 30, 2019 and 2018 was $37 million and $22 million, respectively.

(3)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

 Free Cash Flow from Operations (Unaudited)

	Six Months Ended
(millions)	Jun 30, 2019	Jun 30, 2018	% Change
Cash Provided by Operating Activities	$361	$413	(13)%
Capital Expenditures Used for Operations	(106)	(111)	(5)
Free Cash Flow Provided by Operations (1)	$255	$302	(16)%

(1)
Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended			Six Months Ended
(millions, except percentages)	Jun 30, 2019	Jun 30, 2018	% Change	Jun 30, 2019	Jun 30, 2018	% Change
Revenue from continuing operations	$2,606	$2,561	2%	$5,749	$5,651	2%

Operating income from continuing operations	$413	$(16)	2,681%	$1,285	$783	64%
Amortization and impairment of intangible assets (2)	97	282		194	392
Restructuring	127	195		218	269
Legacy Litigation	—	103		—	103
Operating income from continuing operations - as adjusted	$637	$564	13%	$1,697	$1,547	10%
Operating margin from continuing operations	15.8%	(0.6)%		22.4%	13.9%
Operating margin from continuing operations - as adjusted	24.4%	22.0%		29.5%	27.4%

	Three Months Ended			Six Months Ended
(millions, except percentages)	Jun 30, 2019	Jun 30, 2018	% Change	Jun 30, 2019	Jun 30, 2018	% Change
Operating income from continuing operations - as adjusted	$637	$564	13%	$1,697	$1,547	10%
Interest income	1	1	—%	3	5	(40)%
Interest expense	(77)	(69)	12%	(149)	(139)	7%
Other income (expense):
Other income (expense) - pensions - as adjusted (3)	5	9	(44)%	9	18	(50)%
Other income (expense) - other	1	4	(75)%	(3)	(13)	(77)%
Total Other income (expense) - as adjusted (3)	6	13	(54)%	6	5	20%
Income before income taxes from continuing operations - as adjusted	567	509	11%	1,557	1,418	10%
Income tax expense (4)	102	75	36%	269	225	20%
Net income from continuing operations - as adjusted	465	434	7%	1,288	1,193	8%
Less: Net income attributable to noncontrolling interests	10	10	—%	27	26	4%
Net income attributable to Aon shareholders from continuing operations - as adjusted	455	424	7%	1,261	1,167	8%
Net income (loss) from discontinued operations - as adjusted (5)	—	—	—%	—	(2)	(100)%
Net income attributable to Aon shareholders - as adjusted	$455	$424	7%	$1,261	$1,165	8%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$1.87	$1.71	9%	$5.19	$4.69	11%
Discontinued operations - as adjusted	—	—	—%	—	(0.01)	(100)%
Net income attributable to Aon shareholders - as adjusted	$1.87	$1.71	9%	$5.19	$4.68	11%
Weighted average ordinary shares outstanding - diluted	242.8	247.4	(2)%	243.2	248.8	(2)%
Effective Tax Rates (3)
Continuing Operations - U.S. GAAP	16.3%	165.5%		15.9%	(4.8)%
Continuing Operations - Non-GAAP	18.0%	14.7%		17.3%	15.9%
Discontinued Operations - U.S. GAAP	58.5%	1.7%		58.5%	14.7%
Discontinued Operations - Non-GAAP	58.5%	63.7%		58.5%	49.3%

(1)	Certain noteworthy items impacting operating income in 2019 and 2018 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)	Included in the three and six months ended June 30, 2018 was a $176 million non-cash impairment charge taken on certain assets and liabilities held for sale.

(3)	Adjusted Other income (expense) excludes Pension settlement charges of $16 million and $23 million for three and six months ended June 30, 2018, respectively.

(4)
Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring plan expenses, legacy litigation, accelerated tradename amortization, impairment charges and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of the sale of the disposal group and enactment date impacts of U.S. Tax Reform.

(5)
Adjusted income from discontinued operations, net of tax, excludes the gain on sale of discontinued operations of $1 million and $9 million for the three and six months ended June 30, 2018, respectively. The effective tax rate was further adjusted for the applicable tax impact associated with the gain on sale, as applicable.

Aon plc
Pro Forma Historical Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations as Adjusted for Changes in Accounting Guidance (Unaudited) (1)(2)

	Pro Forma Periods					Reported Periods
	Three Months Ended (5)				Full Year 2017 (6)	Three Months Ended (6)				Full Year 2018 (7)	Three Months Ended (7)
(millions, except per share data)	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017		Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018		Mar 31, 2019	Jun 30, 2019
Revenue
Commercial Risk Solutions	$989	$1,041	$915	$1,218	$4,163	$1,184	$1,166	$1,029	$1,273	$4,652	$1,118	$1,167
Reinsurance Solutions	671	345	257	153	1,426	742	380	279	162	1,563	788	420
Retirement Solutions	385	388	492	489	1,754	424	431	501	509	1,865	420	419
Health Solutions	428	281	277	526	1,512	451	309	278	558	1,596	486	317
Data & Analytic Services	273	281	287	299	1,140	294	277	263	271	1,105	336	286
Elimination	—	(4)	(5)	(1)	(10)	(5)	(2)	(1)	(3)	(11)	(5)	(3)
Total revenue	$2,746	$2,332	$2,223	$2,684	$9,985	$3,090	$2,561	$2,349	$2,770	$10,770	$3,143	$2,606
Expenses
Compensation and benefits	1,548	1,471	1,420	1,568	6,007	1,616	1,494	1,392	1,601	6,103	1,584	1,501
Information technology	88	98	109	124	419	115	123	125	121	484	117	126
Premises	84	86	89	89	348	93	96	94	87	370	87	85
Depreciation of fixed assets	54	54	40	39	187	39	47	40	50	176	40	40
Amortization of intangible assets	43	460	101	100	704	110	282	100	101	593	97	97
Other general expenses	307	330	307	328	1,272	318	535	336	311	1,500	346	344
Total operating expenses	2,124	2,499	2,066	2,248	8,937	2,291	2,577	2,087	2,271	9,226	2,271	2,193
Operating income	622	(167)	157	436	1,048	799	(16)	262	499	1,544	872	413
Amortization of intangible assets	43	460	101	100	704	110	282	100	101	593	97	97
Restructuring	144	155	102	96	497	74	195	97	119	485	91	127
Legacy Litigation	—	—	—	—	—	—	103	(25)	(3)	75	—	—
Regulatory and compliance matters	—	34	8	(14)	28	—	—	—	—	—	—	—
Operating income - as adjusted	809	482	368	618	2,277	983	564	434	716	2,697	1,060	637
Operating margin from continuing operations - as adjusted	29.5%	20.7%	16.6%	23.0%	22.8%	31.8%	22.0%	18.5%	25.8%	25.0%	33.7%	24.4%
Interest income	2	8	10	7	27	4	1	—	—	5	2	1
Interest expense	(70)	(71)	(70)	(71)	(282)	(70)	(69)	(69)	(70)	(278)	(72)	(77)
Other income (expense):
Other income (expense) - pensions - as adjusted (3)	8	9	9	16	42	9	9	9	11	38	4	5
Other income (expense) - other - as adjusted (4)	(10)	(5)	(5)	(19)	(39)	(17)	4	1	(14)	(26)	(4)	1
Total Other income (expense) - as adjusted (3)(4)	(2)	4	4	(3)	3	(8)	13	10	(3)	12	—	6
Income before income taxes from continuing operations - as adjusted	739	423	312	551	2,025	909	509	375	643	2,436	990	567
Income taxes	98	68	54	81	301	150	75	48	106	379	167	102
Income from continuing operations - as adjusted	641	355	258	470	1,724	759	434	327	537	2,057	823	465
Less: Net income attributable to noncontrolling interests	14	9	7	7	37	16	10	6	8	40	17	10
Net income attributable to Aon shareholders from continuing operations - as adjusted	$627	$346	$251	$463	$1,687	$743	$424	$321	$529	$2,017	$806	$455
Diluted earnings per share from continuing operations - as adjusted	$2.35	$1.31	$0.98	$1.82	$6.47	$2.97	$1.71	$1.31	$2.16	$8.16	$3.31	$1.87
Weighted average ordinary shares outstanding - diluted	267.0	264.3	257.3	254.5	260.7	250.2	247.4	245.6	245.0	247.0	243.7	242.8

Notes

(1)	Certain noteworthy items impacting operating income in 2017, 2018, and 2019, are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The 2017 historical periods presented above have been adjusted retrospectively to reflect Aon’s adoption of the new revenue recognition standard in the first quarter of 2018. For a complete reconciliation of prior period reported balances to the pro forma adjusted balances above, please refer to our press release issued on February 2, 2018.

(3)
Adjusted Other income (expense) excludes pension settlement charges taken within each respective period. Pension settlement charges were $128 million for the three and twelve months ended December 31, 2017. Pension settlement charges were $7 million, $16 million, $9 million, and $5 million, respectively, for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, and December 31, 2018, and $37 million for the twelve months ended December 31, 2018.

(4)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. The impact on Other income (expense) of foreign currency due to this new guidance was $(2) million, $(4) million, $(6) million, and $1 million, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and $(11) million for the twelve months ended December 31, 2017.

(5)
The non-GAAP effective tax rates reported were 11.1%, 15.6%, 17.5%, and 15.5%, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlements, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the provisional estimates of the impact of U.S. Tax Reform. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 13.3%, 16.1%, 17.3%, and 14.7% for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017.

(6)
The non-GAAP effective tax rates reported were 16.5%, 14.7%, 12.8%, and 16.5% respectively, for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, and December 31, 2018 and 15.6% for the twelve months ended December 31, 2018. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, legacy litigation, accelerated tradename amortization, impairment charges, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of the sale of certain assets and liabilities previously classified as held for sale, as well as enactment date impacts of US Tax Reform.

(7)
The non-GAAP effective tax rates reported were 16.9% and 18.0%, respectively, for the three months ended March 31, 2019 and June 30, 2019, and 17.3% for the six months ended June 30, 2019. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses and accelerated tradename amortization, which are adjusted at the related jurisdictional rate. In addition, the tax expense excludes the tax impacts of payment of certain legacy litigation and enactment date impacts of the Tax Cuts and Jobs Act of 2017.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	June 30, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$581	$656
Short-term investments	235	172
Receivables, net	3,227	2,760
Fiduciary assets (1)	12,071	10,166
Other current assets	631	618
Total current assets	16,745	14,372
Goodwill	8,198	8,171
Intangible assets, net	973	1,149
Fixed assets, net	599	588
Operating lease right-of-use assets	959	—
Deferred tax assets	599	561
Prepaid pension	1,213	1,133
Other non-current assets	521	448
Total assets	$29,807	$26,422

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,369	$1,943
Short-term debt and current portion of long-term debt	844	251
Fiduciary liabilities	12,071	10,166
Other current liabilities	1,197	936
Total current liabilities	15,481	13,296
Long-term debt	6,740	5,993
Non-current operating lease liabilities	962	—
Deferred tax liabilities	211	181
Pension, other postretirement, and postemployment liabilities	1,576	1,636
Other non-current liabilities	924	1,097
Total liabilities	25,894	22,203

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,002	5,965
Retained earnings	1,669	2,093
Accumulated other comprehensive loss	(3,837)	(3,909)
Total Aon shareholders' equity	3,836	4,151
Noncontrolling interests	77	68
Total equity	3,913	4,219
Total liabilities and equity	$29,807	$26,422

(1)	Includes cash and short-term investments of $4,840 million and $3,866 million for the periods ended June 30, 2019 and December 31, 2018, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
(millions)	June 30, 2019	June 30, 2018
Cash flows from operating activities
Net income	$963	$668
Less: Net income from discontinued operations	—	7
Adjustments to reconcile net income to cash provided by operating activities:
(Gain) loss from sales of businesses, net	(7)	1
Depreciation of fixed assets	80	86
Amortization and impairment of intangible assets	194	392
Share-based compensation expense	180	147
Deferred income taxes	(25)	(93)
Change in assets and liabilities:
Fiduciary receivables	(926)	(883)
Short-term investments — funds held on behalf of clients	(961)	(154)
Fiduciary liabilities	1,887	1,037
Receivables, net	(477)	(371)
Accounts payable and accrued liabilities	(579)	(495)
Restructuring reserves	(18)	12
Current income taxes	10	(144)
Pension, other postretirement and postemployment liabilities	(92)	(84)
Other assets and liabilities	132	301
Cash provided by operating activities	361	413
Cash flows from investing activities
Proceeds from investments	14	23
Payments for investments	(60)	(36)
Net sales (purchases) of short-term investments — non-fiduciary	(62)	352
Acquisition of businesses, net of cash acquired	(15)	(50)
Sale of businesses, net of cash sold	7	1
Capital expenditures	(106)	(111)
Cash provided by (used for) investing activities	(222)	179
Cash flows from financing activities
Share repurchase	(1,155)	(971)
Issuance of shares for employee benefit plans	(144)	(150)
Issuance of debt	3,559	2,552
Repayment of debt	(2,228)	(2,027)
Cash dividends to shareholders	(203)	(187)
Noncontrolling interests and other financing activities	(61)	(15)
Cash used for financing activities	(232)	(798)
Effect of exchange rates on cash and cash equivalents	18	(63)
Net decrease in cash and cash equivalents	(75)	(269)
Cash and cash equivalents at beginning of period	656	756
Cash and cash equivalents at end of period	$581	$487

Aon plc
Restructuring Plan (Unaudited) (1)

	Three Months Ended June 30, 2019	Six months ended June 30, 2019	Inception to Date	Estimated Remaining Costs	Estimated Total Cost (2)
Workforce reduction	$78	$102	$516	$14	$530
Technology rationalization	4	15	95	35	130
Lease consolidation	5	14	50	30	80
Asset impairments	2	2	41	4	45
Other costs associated with restructuring and separation (3)	38	85	498	67	565
Total restructuring and related expenses	$127	$218	1,200	$150	$1,350

(1)
In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits,” IT rationalization is included in “Information technology,” lease consolidations are included in “Premises,” asset impairments are included in “Depreciation of fixed assets,” and other costs associated with restructuring are included in “Other general expenses” depending on the nature of the expense.

(2)
Actual costs, when incurred, may vary due to changes in the assumptions built into this plan. Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives. Estimated allocations between expense categories may be revised in future periods as these assumptions are updated. Estimated Total Cost includes $100 million of non-cash charges.

(3)
Other costs associated with the Restructuring Plan include those to separate the Divested Business, as well as moving costs and consulting and legal fees. These costs are generally recognized when incurred.